Exhibit 5.1

September 14, 2007

Universal Hospital Services, Inc.

7700 France Avenue South, Suite 275

Edina, Minnesota 55435

Ladies and Gentlemen:

We are issuing this letter in our capacity as special counsel for and at the request of Universal Hospital Services, Inc. (the “Company”), a Delaware corporation, in connection with the proposed registration of (i) up to $230,000,000 aggregate principal amount of the Company’s Second Lien Senior Secured Floating Rate Notes due 2015 and (ii) up to $230,000,000 aggregate principal amount of the Company’s 8.50%/9.25% Second Lien Senior Secured PIK Toggle Notes (the “Exchange Notes”), pursuant to a Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The Exchange Notes are to be issued in exchange for and in replacement of the Company’s outstanding Second Lien Senior Secured Floating Rate Notes due 2015 and 8.50%/9.25% Second Lien Senior Secured PIK Toggle Notes due 2015 (the “Old Notes”). The Old Notes were, and the Exchange Notes will be, issued under the Indenture (the “Indenture”), dated as of May 31, 2007, between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) resolutions of the Company with respect to the issuance and sale of the Exchange Notes, (ii) the Registration Statement, (iii) the Indenture, (iv) the forms of the Exchange Notes, and (v) the Registration Rights Agreement (the “Registration Rights Agreement”), dated as of May 31, 2007, among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc. and Wachovia Capital Markets, LLC.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto (other than the Company) and the due authorization, execution and delivery of all documents by the parties thereto (other than the Company). We have further assumed that the Indenture is a binding obligation of the Trustee. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, and (iv) any applicable laws except the laws of the State of New York.

Based upon and subject to the foregoing assumptions, qualifications and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement has become effective under the Act, provided that such effectiveness shall not have been terminated, (ii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture, and (iii) the Exchange Notes have been duly delivered to the purchasers thereof in exchange for the Old Notes as contemplated in the Registration Statement and pursuant to the Registration Rights Agreement, the Exchange Notes will constitute binding obligations of the Company.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein and speaks only to the laws of the State of New York, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you solely in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP